Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Bank of the Ozarks, Inc. of our reports dated February 28, 2013 with respect to the consolidated financial statements of Bank of the Ozarks, Inc. and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Bank of the Ozarks, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Atlanta, Georgia

June 11, 2013